Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Greg Ambro Chief Financial Officer (559) 434-4800 Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE: SFGOT/ESFGOT

FOR RELEASE ON THURSDAY, AUGUST 9TH at 7:30 A.M. E.D.T.

GOTTSCHALKS REPORTS JULY 2007 SALES

COMPANY APPOINTS JIM FAMALETTE AS CHAIRMAN AND COMPLETES MANAGEMENT PROMOTIONS

FRESNO, CA - August 9, 2007 - Gottschalks Inc. (NYSE: GOT) today announced that same store sales for the month of July 2007 decreased 3.9% from the prior year. Total sales for the month decreased 5.5% to $41.1 million from $43.4 million in July 2006. On a year-to-date basis, same store sales decreased 2.4% from the same period of the prior year. Total sales for the year-to-date period decreased 3.4% to $286.8 million compared to $296.9 million for the same period of fiscal 2006. The Company operated three fewer stores in the month and three fewer stores for the year-to-date period compared to the same periods of fiscal 2006.

Jim Famalette, president and chief executive officer of Gottschalks said, "Our July sales continued to reflect weaker consumer trends in California markets. Our best performing merchandise areas were dresses, children's and cosmetics, which benefited from a special event during the month. Despite good results in these categories, we experienced softness in women's apparel as well as in our home store merchandise. We ended the month with comp store inventory 2% above the same period last year due to earlier back to school receipts."

				Same Store
	August 4,	July 29,	Total %	Sales%
	2007	2006	Change	Change
	(in thousands)
Sales, 4 Weeks Ended	$41,051	$43,443	(5.5)%	(3.9)%
Sales, 13 Weeks Ended	$144,982	$153,397	(5.5)%	(4.0)%
Sales, 26 Weeks Ended	$286,770	$296,909	(3.4)%	(2.4)%

Management Promotions

The Company also announced today that Mr. Famalette has been appointed Chairman of the Board. He will continue to serve as President and Chief Executive Officer. As previously announced and planned, Mr. Joseph Levy will be retiring as Chairman but will continue to serve as a Director and Chairman emeritus. Dr. Joseph Penbera will continue to serve as Lead Director. Additionally, the Company announced that Mr. Gregory Ambro has been appointed as Executive Vice President and Chief Operating Officer and Mr. Daniel Warzenski has been appointed as Vice President Finance and Chief Financial Officer. Mr. Ambro previously served as Chief Administrative and Financial Officer since joining the Company in November 2003. Mr. Warzenski previously held the position of Vice President of Finance since joining the Company in 2006. All appointments will be effective August 9, 2007.

As previously announced, Gottschalks has formed a special strategic committee to identify and evaluate various strategic alternatives to maximize shareholder value. The Company does not currently intend to disclose further developments or provide updates on the progress or status of the strategic alternatives review process or of any strategic alternatives under consideration, unless and until the Board of Directors has approved a specific transaction.

About Gottschalks

Gottschalks is a regional department store chain, currently operating 59 department stores and 4 specialty apparel stores in six western states, including California (38), Washington (8), Alaska (5), Oregon (4), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

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